As filed with the Securities and Exchange Commission on December 1, 2017

Registration No. 333-208646

Registration No. 333-190493

Registration No. 333-184008

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-208646

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-190493

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-184008

FORM S-8 REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CAPITAL BANK FINANCIAL CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware	27-1454759
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
c/o First Horizon National Corporation 165 Madison Avenue Memphis, Tennessee (Address of Principal Executive Offices)	38103 (Zip Code)

FNB CORP. 2003 STOCK INCENTIVE PLAN

COMMUNITYONE BANCORP 2012 INCENTIVE PLAN

CAPITAL BANK FINANCIAL CORP. 2013 OMNIBUS COMPENSATION PLAN

NORTH AMERICAN FINANCIAL HOLDINGS, INC. 2010 EQUITY INCENTIVE PLAN

(Full titles of the plans)

Clyde A. Billings, Jr.

Senior Vice President, Assistant General

Counsel, and Corporate Secretary

First Horizon National Corporation

165 Madison Avenue

Memphis, TN 38103

(901) 523-5679

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With a copy to:

John A. Niemoeller

Senior Vice President, Counsel, and Assistant

Corporate Secretary

First Horizon National Corporation

165 Madison Avenue

Memphis, TN 38103

(901) 523-4170

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

EXPLANATORY NOTE

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by Capital Bank Financial Corp. (the “Registrant”):

•	Registration Statement No. 333-208646, of which Post-Effective Amendment No. 1 on Form S-8 was filed with the SEC on October 26, 2016, registering 164,204 shares of the Registrant’s Class A common stock, par value $0.01 per share (the “Common Stock”), issuable upon the exercise of options granted pursuant to the terms of the FNB Corp. 2003 Stock Incentive Plan and the CommunityOne Bancorp 2012 Incentive Plan (formerly named the “FNB United Corp. 2012 Incentive Plan”), which were assumed by the Registrant on October 26, 2016 upon the consummation of the merger of CommunityOne Bancorp with and into the Registrant.

•	Registration statement no. 333-190493, filed with the SEC on August 8, 2013, registering 2,639,000 shares of Common Stock under the Capital Bank Financial Corp. 2013 Omnibus Compensation Plan.

•	Registration statement no. 333-184008, filed with the SEC on September 21, 2012, registering 4,500,000 shares of Common Stock under the North American Financial Holdings, Inc. 2010 Equity Incentive Plan.

Pursuant to the Agreement and Plan of Merger, dated May 3, 2017 (the “Merger Agreement”), between the Registrant, First Horizon National Corporation (“First Horizon”) and Firestone Sub, Inc. (“Merger Sub”), on November 30, 2017, Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving corporation (the “First Step Merger”), and immediately thereafter, the Registrant merged with and into First Horizon, with First Horizon as the surviving corporation (the “Second Step Merger” and together with the First Step Merger, the “Mergers”).

In connection with the consummation of the Mergers, the Registrant terminates the Registration Statements and deregisters the remaining securities registered but unsold under the Registration Statements, if any, in accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis and State of Tennessee, on December 1, 2017.

FIRST HORIZON NATIONAL CORPORATION As successor by merger to Capital Bank Financial Corp.

By:	/s/ William C. Losch III
Name: William C. Losch III
Title: Executive Vice President and Chief Financial Officer

* Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.